Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MAPLIGHT THERAPEUTICS, INC.

MapLight Therapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation duly adopted by unanimous written consent in lieu of a meeting, in accordance with the provisions of Section 141(f) of the General Corporation Law of the State of Delaware, resolutions setting forth proposed amendments of the Amended and Restated Certificate of Incorporation of said corporation and declaring said amendment to be advisable. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of MapLight Therapeutics, Inc. be amended by changing Part A of Article IV so that, as amended, said Part A of Article IV shall be and read as follows:

“The total number of shares of capital stock that the Company is authorized to issue is 527,905,260 shares, consisting of 306,377,504 shares of Voting Common Stock, par value $0.0001 per share (the “Voting Common Stock”), 4,622,496 shares of Non-Voting Common Stock, par value $0.0001 per share (the “Non-Voting Common Stock,” and collectively with the Voting Common Stock, the “Common Stock”), 212,282,764 shares of Voting Preferred Stock, par value $0.0001 per share (the “Voting Preferred Stock”), and 4,622,496 shares of Non-Voting Preferred Stock, par value $0.0001 per share (the “Non-Voting Preferred Stock,” and collectively with the Voting Preferred Stock, the “Preferred Stock”).”

RESOLVED, that the Amended and Restated Certificate of Incorporation of MapLight Therapeutics, Inc. be amended by changing Part B of Article IV so that, as amended, said Part B of Article IV shall be and read as follows:

“5,000,000 shares of the Voting Preferred Stock shall be designated “Series A Preferred Stock”, 14,946,844 shares of the Voting Preferred Stock shall be designated “Series A-1 Preferred Stock”, 45,010,383 shares of the Voting Preferred Stock shall be designated “Series B Preferred Stock”, 4,622,496 shares of the Non-Voting Preferred Stock shall be designated “Series B-1 Preferred Stock” and 147,325,537 shares of the Voting Preferred Stock shall be designated “Series C Preferred Stock”.”

RESOLVED, that the Amended and Restated Certificate of Incorporation of MapLight Therapeutics, Inc. be amended by changing Section 4(b) of Part C of Article IV so that, as amended, said Section 4(b) of Part C of Article IV shall be and read as follows:

“(b) Voting for Directors.

(i) The holders of outstanding shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock, voting together as a single class on an as-converted to Voting Common Stock basis, shall be entitled to elect two members of the Board (the “Series A/B Directors”). The holders of outstanding shares of Series B Preferred Stock and Series C Preferred Stock, voting together as a single class on an as-converted to Voting Common Stock basis, shall be entitled to elect two members of the Board (the “Series B/C Directors”). The holders of the outstanding shares of Series C Preferred Stock, voting together as a single class on an as-converted to Voting Common Stock basis, shall be entitled to elect one member of the Board (the “Series C Director”). The holders of a majority of the outstanding shares of Voting Common Stock, voting as a separate class, shall be entitled to elect two members of the Board (the “Common Directors”). The holders of record of the shares of Voting Common Stock and of any other class or series of voting stock (including the Voting Preferred Stock), exclusively and voting together as a single class on an as-converted to Voting Common Stock basis, shall be entitled to elect the balance of the total number of directors of the Company. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

(ii) The Series A/B Directors, the Series B/C Directors and the Series C Director may be removed from the Board, either with or without cause, only by the affirmative vote or written consent of the holders of a majority of the outstanding shares of the series of Voting Preferred Stock entitled to elect such director or directors, voting together as a single class on an as-converted to Voting Common Stock basis. The Common Directors may be removed from the Board, either with or without cause, only by the affirmative vote or written consent of the holders of a majority of the outstanding shares of Voting Common Stock, voting as a separate class.

(iii) Except as otherwise provided in this Section C.4(b), in the event of a vacancy in any directorship with respect to which the holders of a class or series are entitled to elect the director pursuant to subsection (i) above, such vacancy shall be filled only by the affirmative vote or written consent of the holders of a majority of the outstanding shares of such class or series or by any remaining director or directors elected by the holders of such class or series. If the holders of shares of a class or series entitled to elect directors pursuant to subsection (i) above fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, then any directorship not so filled shall remain vacant until such time as the holders of such class or series, or any remaining director or directors elected by the holders of such class or series, elect a person or persons to fill such directorships in the manner provided in this Section C.4(b).

(iv) Each director on the Board shall have one vote on all matters before the Board; provided, however, that if at any time there are fewer Series A/B Directors serving on the Board than the holders of outstanding shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock, voting together as a single class on an as-converted to Voting Common Stock basis, are entitled to elect, the Series A/B Directors then serving on the Board shall have, in the aggregate, that number of votes equal to the number of directors that such holders of outstanding shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock voting together as a single class on an as-converted to Voting Common Stock basis are entitled to elect; provided, further, that if at any time there are fewer Series B/C Directors serving on the Board than the holders of outstanding shares of Series B Preferred Stock and Series C Preferred Stock, voting together as a single class on an as-converted to Voting Common Stock basis, are entitled to elect, the Series B/C Directors then serving on the Board shall have, in the aggregate, that number of votes equal to the number of directors that such holders of outstanding shares of Series B Preferred Stock and Series C Preferred Stock voting together as a single class on an as-converted to Voting Common Stock basis are entitled to elect. So long as the holders of Preferred Stock are entitled to elect a Series A/B Director, Series B/C Director or Series C Director (collectively, the “Preferred Directors”), the affirmative vote of a majority of the Preferred Directors shall be required for the authorization by the Board of any of the matters set forth in Section 2.7 of the Amended and Restated Investors’ Rights Agreement, dated as of July 5, 2023, by and among the Company and the other parties thereto, as such agreement may be amended from time to time, to the extent required by such provision and if the Preferred Directors are then serving.”

RESOLVED, that the Amended and Restated Certificate of Incorporation of MapLight Therapeutics, Inc. be amended by changing Section 5(a) of Part C of Article IV so that, as amended, said Section 5(a) of Part C of Article IV shall be and read as follows:

“(a) Right To Convert. Each share of Voting Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, other than during the Blackout Period, at the office of the Company or any transfer or other agent for such stock, into such number of fully paid and nonassessable shares of Voting Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price for such series of Voting Preferred Stock in effect on the date the certificate is surrendered for conversion. Each share of Non-Voting Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Company or any transfer or other agent for such stock, into such number of fully paid and nonassessable shares of Non-Voting Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price for such series of Non-Voting Preferred Stock in effect on the date the certificate is surrendered for conversion. The “Series A Conversion Price” shall initially be $1.00 and shall be subject to adjustment as set forth in this Section C.5. The “Series A-1 Conversion Price” shall initially be $1.07046 and shall be subject to adjustment as set forth in this Section C.5. The “Series B Conversion Price” shall initially be $1.177506 and shall be subject to adjustment as set forth in this Section C.5. The “Series B-1 Conversion Price” shall initially be $2.596 and shall be subject to adjustment as set forth in this Section C.5. The “Series C Conversion Price” shall initially be $1.52723 and shall be subject to adjustment as set forth in this Section C.5. Each of the Series A Conversion Price, the Series A-1 Conversion Price, the Series B Conversion Price, the Series B-1 Conversion Price and the Series C Conversion Price is a “Conversion Price.” The “Blackout Period” shall mean the period beginning on the date hereof and ending on the earlier of (i) the Second Milestone Closing (as defined in the Purchase Agreement (as defined in Section C.5A(c) hereof)), (ii) June 30, 2025, (iii) the consummation of a Liquidation Event, or (iv) any of the events specified in Section 1.3(d) parts (1) through (3) of the Purchase Agreement.”

RESOLVED, that the Amended and Restated Certificate of Incorporation of MapLight Therapeutics, Inc. be amended by inserting immediately after Section 5 of Part C of Article IV, a new Section 5A of Part C of Article IV that shall be and read as follows:

“5A. Special Mandatory Conversion.

(a) Trigger Event. In the event that any holder of shares of Series C Preferred Stock becomes a “Defaulting Purchaser” (as such term is defined under the Purchase Agreement (as defined below)) under the Purchase Agreement, then each one (1) share of Series C Preferred Stock held by such holder shall automatically, without consideration and without any further action on the part of such holder, be converted into one-tenth (0.1) share of Common Stock effective upon, subject to, and immediately following, the consummation of such applicable Milestone Closing (as defined below). Such conversion is referred to as a “Special Mandatory Conversion.” For purposes of determining the number of shares of Series C Preferred Stock a holder of Series C Preferred Stock has purchased at or before the applicable Milestone Closing, all shares of Series C Preferred Stock purchased in the Initial Closing, an Additional Closing or a Milestone Closing (each as defined in the Purchase Agreement) by Affiliates of such holder shall be aggregated with the Series C Preferred Stock purchased by such holder in the Initial Closing, an Additional Closing or a Milestone Closing (provided that no shares or securities shall be attributed to more than one entity or person within any such group of affiliated entities or persons).

(b) Procedural Requirements. Upon a Special Mandatory Conversion, each holder of shares of Series C Preferred Stock converted pursuant to Section C.5A(a) shall be sent written notice of such Special Mandatory Conversion and the place designated for mandatory conversion of all such shares of Series C Preferred Stock pursuant to this Section C.5A. Upon receipt of such notice, each holder of such shares of Series C Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series C Preferred Stock converted pursuant to Section C.5A(a), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the time of the Special Mandatory Conversion (notwithstanding the failure of the holder or holders thereof to surrender any certificates for such shares at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders therefor (or lost certificate affidavit and agreement), to receive the items provided for in the next sentence of this Section C.5A(b). As soon as practicable after the Special Mandatory Conversion and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Series C Preferred Stock so converted, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Section C.5(k) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series C Preferred Stock converted. Such converted Series C Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series C Preferred Stock accordingly.

(c) Definitions. For purposes of this Section C.5A, the following definitions shall apply:

(i) “Affiliate” shall mean, with respect to any holder of shares of Preferred Stock, any person, entity or firm which, directly or indirectly, controls, is controlled by or is under common control with such holder, including, without limitation, any entity of which the holder is a partner or member, any partner, officer, director, member or employee of such holder and any venture capital fund or other investment fund now or hereafter existing of which the holder is a partner or member which is controlled by or under common control with one (1) or more general partners, managing members or investment advisors of such holder or shares the same management company or investment advisor with such holder.

(ii) “Purchase Agreement” means that certain Amended and Restated Series C Preferred Stock Purchase Agreement, by and among the Company and the Purchasers party thereto, dated on or about October 20, 2023, which contemplates the sale of Series C Preferred Stock.”

RESOLVED, that the Amended and Restated Certificate of Incorporation of MapLight Therapeutics, Inc. be amended by changing Section 6 of Part C of Article IV so that, as amended, said Section 6 of Part C of Article IV shall be and read as follows:

“6. Protective Provisions.

(a) So long as any shares of Voting Preferred Stock remain outstanding, the Company shall not (by way of amendment, merger, consolidation, reclassification or otherwise) without (in addition to any other vote required by law or this Restated Certificate) the vote or written consent by (i) the holders of a majority of the outstanding shares of Voting Preferred Stock, voting together as a single class on an as-converted to Voting Common Stock basis, and (ii) the holders of at least 65% of the outstanding shares of Series C Preferred Stock (the “Requisite Series C Holders”):

(i) consummate a Liquidation Event;

(ii) authorize or issue, or obligate itself to issue, any other equity security (or any security convertible into or exercisable for any such equity security) having a preference over, or being on a parity with, the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock. Series B-1 Preferred Stock and Series C Preferred Stock with respect to voting rights, dividend rights, redemption rights or liquidation preferences, other than shares of Preferred Stock authorized under this Restated Certificate;

(iii) increase or decrease (other than by redemption or conversion) the authorized number of shares of Preferred Stock or any series thereof;

(iv) amend this Restated Certificate or the Company’s Bylaws so as to alter or change adversely the preferences, rights, privileges or powers of, or increase the restrictions upon, the Preferred Stock or any series thereof;

(v) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any Common Stock or Preferred Stock of the Company; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock (A) from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the right to repurchase such shares at cost (or at the lesser of cost or the then fair market value) upon the occurrence of certain events, such as the termination of employment or other service, or (B) pursuant to the exercise by the Company (whether contractually or pursuant to its Bylaws) of any rights of first refusal with respect to such shares (the exercise of which is approved by the Board);

(vi) declare, pay or set aside a dividend on any Common Stock or Preferred Stock of the Company;

(vii) increase or decrease the authorized number of directors of the Company;

(viii) authorize, create, guarantee or issue any debt security, or permit any subsidiary to take any such action with respect to any debt security, if the aggregate indebtedness of the Company and its subsidiaries following such action would exceed $2,000,000;

(ix) effect any reclassification or recapitalization of the outstanding capital stock of the Company; or

(x) enter into or establish any joint venture, or create, or hold capital stock in, any subsidiary that is not wholly-owned (either directly or through one or more other subsidiaries) by the Company, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Company, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary.

(b) So long as any shares of Series C Preferred Stock remain outstanding, the Company shall not (by way of amendment, merger, consolidation, reclassification or otherwise), without the vote or written consent of the Requisite Series C Holders:

(i) authorize or issue, or obligate itself to issue, any other equity security (or any security convertible into or exercisable for any such equity security) having a preference over, or being on a parity with, the Series C Preferred Stock with respect to voting rights, dividend rights, redemption rights or liquidation preferences, other than shares of Series C Preferred Stock authorized under this Restated Certificate;

(ii) create or adopt, any equity (or equity-linked) compensation plan or amend any such plan to increase the number of shares authorized for issuance thereunder;

(iii) sell any material assets of the Company or any of its subsidiaries outside the ordinary course of business; or

(iv) exclusively license any of the Company’s material intellectual property or enter into an exclusive distribution or partnership agreement relating to the Company’s material intellectual property.”

SECOND: That in lieu of a meeting and vote of stockholders, the holders of the requisite number of shares of this corporation have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment of the Amended and Restated Certificate of Incorporation shall be effective on the date that it is filed and accepted by the Delaware Secretary of State.

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Amendment of Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 20th day of October 2023.

By:	/s/ Christopher Kroeger
Name: Christopher Kroeger
Title: Chief Executive Officer